Exhibit 2J

EXECUTION VERSION

CUSTODIAN AGREEMENT

Between

U.S. BANK NATIONAL ASSOCIATION,

as Custodian,

and

2017 MANDATORY EXCHANGEABLE TRUST

Dated as of December 15, 2017

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS; INTERPRETATION
Section 1.1	Defined Terms	1
Section 1.2	Interpretation	2

ARTICLE II

APPOINTMENT OF CUSTODIAN

Section 2.1	Appointment of Custodian; Acceptance of Appointment	2
Section 2.2	Transfer of Assets	2
Section 2.3	Authorized Actions	3
Section 2.4	Asset Disposition; Examinations	3
Section 2.5	Rights of Set-Off; Banker’s Lien	3

ARTICLE III

THE CUSTODIAN
Section 3.1	Conditions to Duties of the Custodian	3
Section 3.2	Merger	3
Section 3.3	Compensation	4
Section 3.4	Trust Agreement Validity	4
Section 3.5	Litigation Obligations, Costs and Indemnity	4
Section 3.6	Indemnification	4
Section 3.7	Section 17(f) Qualification	4

ARTICLE IV

RESIGNATION AND REMOVAL OF CUSTODIAN
Section 4.1	Removal	4
Section 4.2	Resignation	5
Section 4.3	Appointment of Successor	5
Section 4.4	Effectiveness of Resignation or Removal	6
Section 4.5	Acceptance by Successor	6

ARTICLE V

MISCELLANEOUS
Section 5.1	Term of Agreement	6

i

ii

CUSTODIAN AGREEMENT

CUSTODIAN AGREEMENT (this “Agreement”), dated as of December 15, 2017, between U.S. Bank National Association, a national banking association (the “Custodian”), and 2017 Mandatory Exchangeable Trust, a trust organized under the laws of the State of New York under and by virtue of an Amended and Restated Trust Agreement, dated as of December 8, 2017 (the “Trust Agreement”; such trust and the trustees thereof acting in their capacity as such being referred to in this Agreement as the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered as a non-diversified, closed-end investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (collectively, the “Investment Company Act”), and has been formed to purchase and hold certain U.S. treasury securities (the “Treasury Securities”), to enter into and hold forward contracts (the “Contracts”), each with Inversora Carso, S.A. de C.V. (Mexico), Control Empresarial de Capitales, S.A. de C.V. (Mexico) or Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, and to issue 2,875,000 Mandatory Exchangeable Trust Securities (the “Securities”) in accordance with the terms and conditions of the Trust Agreement; and

WHEREAS, the Trust desires to engage the services of the Custodian to perform certain custodial duties and provide certain related services for the Trust under the Trust Agreement and the Investment Company Act; and

WHEREAS, the Custodian is qualified and willing to assume such duties and responsibilities and to undertake to render such services, subject to the supervision of the Trustees, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties, intending to be bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms.

(a) Capitalized terms used and not otherwise defined in this Agreement have the respective meanings specified in the Trust Agreement.

(b) As used in this Agreement, the following terms have the following meanings:

“Agreement” has the meaning specified in the preamble to this Agreement.

“Assets” has the meaning specified in Section 2.1.

“Contracts” has the meaning specified in the recitals to this Agreement.

“Custodian” has the meaning specified in the preamble to this Agreement.

“Investment Company Act” has the meaning specified in the recitals to this Agreement.

“Securities” has the meaning specified in the recitals to this Agreement.

“Treasury Securities” has the meaning specified in the recitals to this Agreement.

“Trust” has the meaning specified in the preamble to this Agreement.

“Trust Agreement” has the meaning specified in the preamble to this Agreement.

Section 1.2 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference is to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Any reference to any statute, regulation or agreement is a reference to such statute, regulation or agreement as supplemented, amended, restated or otherwise modified from time to time.

ARTICLE II

APPOINTMENT OF CUSTODIAN

Section 2.1 Appointment of Custodian; Acceptance of Appointment. The Trust hereby appoints the Custodian, and the Custodian accepts such appointment, as custodian of all of the property, including the Contracts, the Treasury Securities, any cash and any other property at any time owned or held by the Trust (collectively, the “Assets”).

Section 2.2 Transfer of Assets. The Trust hereby deposits the Assets with the Custodian and the Custodian hereby accepts such into its custody and the Trust shall deliver to the Custodian all of the Assets, including all monies, securities and other property received by the Trust at any time during the period of this Agreement, all subject to the following terms and conditions. The Custodian hereby agrees that it shall hold the Assets in a segregated custody account, separate and distinct from all other accounts, in accordance with Section 17(f) of, and in such manner as shall constitute the segregation and holding in trust within the meaning of, the Investment Company Act. The Trustees authorize the Custodian, for any Assets held hereunder, to use the services of any United States securities depository permitted to perform such services for registered investment companies and their custodians under Rule 17f-4 under the Investment Company Act and which have been approved by the Trustees, including The Depository Trust Company and the Federal Reserve Book Entry System.

Section 2.3 Authorized Actions. The Custodian shall take such actions with respect to the Assets as are directed in writing, in accordance with the provisions of Section 5.3 of this Agreement, by the Trustees or by any officer of the Administrator or the Paying Agent and received by the Custodian from time to time.

Section 2.4 Asset Disposition; Examinations. The Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of the Assets, except pursuant to a written direction in accordance with Section 2.3 of this Agreement and then only for the account of the Trust. The Assets shall be subject to no lien or charge of any kind in favor of the Custodian for itself or for any other Person claiming through the Custodian. The Custodian shall permit actual examination of the Assets by the Trust’s independent public accountant at the end of each annual and semi-annual fiscal period of the Trust and at least one other time during the fiscal year of the Trust chosen by such independent public accountant or provide a certificate to such accountants verifying the investments owned in order to permit it to fulfill its duties in performing an audit of the Trust’s financial statements and to satisfy any other applicable requirements of the Investment Company Act and rules and regulations thereunder. The Custodian shall permit the inspection of the Assets by the Commission through its employees or agents during the normal business hours of the Custodian upon reasonable request.

Section 2.5 Rights of Set-Off; Banker’s Lien. The Custodian hereby waives all rights of set-off or banker’s lien it may have with respect to the Assets held by it as Custodian hereunder.

ARTICLE III

THE CUSTODIAN

Section 3.1 Conditions to Duties of the Custodian. The provisions of Section 8.1(a) of the Collateral Agreement shall apply, mutatis mutandis, to the Custodian in the performance of its duties hereunder as if it were the Collateral Agent acting under the Collateral Agreement.

Section 3.2 Merger. Any corporation, association or limited liability company into which the Custodian may be converted or merged or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation, association or limited liability company resulting from any such conversion, merger, consolidation, sale or transfer to which it is a party, shall be and become the successor Custodian hereunder without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, provided that such corporation, association or limited liability company meets the requirements set forth in the Trust Agreement, and provided further that the Trustees have given their prior written consent with respect to any such merger, conversion, consolidation, sale or transfer.

Section 3.3 Compensation. For all services to be rendered by the Custodian pursuant to this Agreement, the Custodian shall receive only such fees and expenses as shall be paid to it pursuant to the terms of the Expense Agreement and shall have no recourse to the assets of the Trust for the payment of any such amounts.

Section 3.4 Trust Agreement Validity. The Custodian shall not be responsible for the validity or sufficiency of the Trust Agreement or the due execution thereof, or for the form, character, genuineness, sufficiency, value or validity of any of the Assets, and the Custodian shall in no event assume or incur any liability, duty or obligation to any Holder or to the Trustees, other than as expressly provided for in this Agreement. The Custodian shall not be responsible for or in respect of the validity of any signature by or on behalf of the Trustees.

Section 3.5 Litigation Obligations, Costs and Indemnity. The Custodian shall not be under any obligation to appear in, prosecute or defend any action which in its opinion may involve it in expense or liability, unless it shall be furnished with such reasonable security and indemnity against such expense or liability as it may require.

Section 3.6 Indemnification. The Trust shall indemnify and hold the Custodian harmless from and against any loss, damages, cost or expense (including the costs of investigation, preparation for and defense of legal and/or administrative proceedings related to a claim against it and reasonable attorneys’ fees and disbursements), liability or claim incurred by reason of any inaccuracy in information furnished to the Custodian by the Trust, or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder; provided that the Custodian shall not be indemnified and held harmless from and against any such loss, damages, cost, expense, liability or claim incurred by reason of its breach of its obligations under this Agreement, willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations hereunder. Neither the Federal Reserve Book Entry System nor The Depository Trust Company shall be deemed to be an agent of the Custodian. Such indemnity shall survive the resignation, removal or discharge of the Custodian and the termination of this Agreement.

Section 3.7 Section 17(f) Qualification. The Custodian hereby represents that it is qualified to act as a custodian under Section 17(f) of the Investment Company Act.

ARTICLE IV

RESIGNATION AND REMOVAL OF CUSTODIAN

Section 4.1 Removal.

(a) Subject to Section 4.4, the Trust may remove the Custodian:

(i) at any time upon 60 days’ prior written notice; or

(ii) immediately by written notice if any of the following events shall occur:

A. if the Custodian shall violate any provision of this Agreement, the Trust Agreement or the Investment Company Act; or

B. if the Custodian ceases to meet the requirements set forth in Section 2.2(a) of the Trust Agreement; or

C. if the Custodian shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or a receiver, conservator, liquidator, or trustee shall be appointed for or with respect to the Custodian, or for all or substantially all of its property, or a court of competent jurisdiction shall approve any petition filed against the Custodian for its reorganization; or

D. if the Custodian shall institute proceedings for voluntary bankruptcy, or shall file a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver or conservator for or in respect of the Custodian for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

E. upon the voluntary or involuntary dissolution of the Custodian or, unless the Trust shall have given its prior written consent thereto, the merger or consolidation of the Custodian with any other entity.

If any of the events specified in clauses (ii)(B), (C), (D) or (E) of this Section 4.1(a) shall occur, the Custodian shall give immediate written notice thereof to the Trust.

(b) Subject to Section 4.4, the Custodian shall be removed immediately upon (i) termination of the Trust Agreement, (ii) termination of the Paying Agent Agreement, (iii) termination of any Collateral Agreement, (iv) termination of the Administration Agreement, or (v) the resignation or removal of the Paying Agent or the Administrator, or the Collateral Agent under any Collateral Agreement.

Section 4.2 Resignation. Subject to Section 4.4, the Custodian may at any time resign by giving 60 days’ written notice by registered or certified mail to the Trust in accordance with the provisions of Section 5.3. Such resignation shall take effect upon the appointment of a successor Custodian by the Trust.

Section 4.3 Appointment of Successor. If the Custodian hereunder shall resign or be removed, a successor may be appointed by the Trust by an instrument or concurrent instruments in writing signed by the Trustees. Every such successor Custodian appointed pursuant to the provisions of this Agreement shall satisfy the requirements set forth in Section 2.2(a) of the Trust Agreement.

Section 4.4 Effectiveness of Resignation or Removal. No resignation or removal of the Custodian shall be effective until a successor Custodian shall have been appointed and shall have accepted the duties of the Custodian. If, within 30 days after notice by the Custodian to the Trust or by the Trust to the Custodian of any such resignation or removal, no successor Custodian shall have been selected and accepted the duties of the Custodian, the Custodian may apply to a court of competent jurisdiction for the appointment of a successor Custodian.

Section 4.5 Acceptance by Successor. Every successor Custodian appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to the Trust an instrument in writing accepting such appointment hereunder, whereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, duties and obligations of its predecessors. Such predecessor shall, nevertheless, on the written request of its successor or the Trust, execute and deliver an instrument transferring to such successor all the estates, properties, rights and powers of such predecessor hereunder. Every predecessor Custodian shall forthwith deliver all records or other property of the Trust then in its possession or custody to its successor.

ARTICLE V

MISCELLANEOUS

Section 5.1 Term of Agreement. This Agreement shall continue in effect until the completion of the liquidation of the Trust in accordance with Sections 8.3(a) and 8.3(c) of the Trust Agreement.

Section 5.2 No Assumption of Liability. By executing this Agreement, none of the Trustees assumes any personal liability hereunder. The Trust Agreement was executed or made by or on behalf of the Trust by the Trustees as trustees and not individually and the obligations of this Agreement are not binding upon any of them or the holders of the Securities individually but are binding only upon the assets and property of the Trust.

Section 5.3 Notices.

(a) All notices and other communications provided for in this Agreement, unless otherwise specified, shall be in writing (including fax or email) given at the addresses set forth in the following sentences or at such other addresses as may be designated by notice duly given in accordance with this Section 5.3 to each other party hereto. Until such notice is given,

(i)	notices to the Custodian shall be directed to it at:

U.S. Bank National Association,

Global Corporate Trust Services,

101 N. 1st Avenue, Suite 1600

Phoenix, Arizona 85003

Attention: Mary Ambriz-Reyes (re: 2017 Manadatory Exchangeable Trust)

Telephone No.: (602) 257-5430

Facsimile No.: (602) 257-5433

Email: mary.ambrizreyes@usbank.com

(ii)	notices to the Trust or the Trustees shall be directed to the Trustees at:

2017 Mandatory Exchangeable Trust

850 Library Avenue, Suite 204

Newark, Delaware 19711

Attention: Donald J. Puglisi, Managing Trustee

Facsimile No.: (302) 738-7210

Email: dpuglisi@puglisiassoc.com

with a copy (which shall be required to constitute notice) to the Administrator at:

U.S. Bank National Association

Global Corporate Trust Services

101 N. 1st Avenue, Suite 1600

Phoenix, Arizona 85003

Attention: Mary Ambriz-Reyes (re: 2017 Mandatory Exchangeable Trust)

Telephone No.: (602) 267-5430

Facsimile No.: (602) 257-5433

Email: mary.ambrizreyes@usbank.com

with an additional copy (which shall not constitute notice) to:

Paul Hastings LLP

875 15th Street, N.W.

Washington, D.C. 20005

Attention: Wendell M. Faria

Telephone No.: (202) 551-1758

Facsimile No.: (202) 551-0158

Email: wendellfaria@paulhastings.com

(b) Each such notice given pursuant to Section 5.3(a) shall be in writing and shall be (i) delivered by hand, (ii) delivered by nationally recognized overnight courier, (iii) mailed by registered or certified mail, return receipt requested or (iv) sent by facsimile or email, to the relevant party at its address or facsimile number or email address set forth above or such other address or facsimile number or email address as such party may specify by notice to the other parties in accordance herewith. Proof of transmission, posting or dispatch of any notice shall be deemed to be proof of receipt:

(i) in the case of personal delivery, overnight courier or certified or registered mail, on the day of delivery at the address of the relevant party, or if such day is not a Business Day, on the first Business Day thereafter; and (ii) in the case of facsimile or email transmission, on the day of such transmission (provided, however, that the sender shall have received oral or written confirmation of receipt by the recipient, such as, in the case of email, by the “return receipt requested” function, as available, return email or other acknowledgement) or, if such day is not a Business Day, on the first Business Day thereafter; but if the result is that a notice would be deemed to be given or made later than 5:00 p.m. (local time in the place of receipt), it will be deemed to have been duly given or made at the start of business on the next Business Day.

Section 5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.5 Severability. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions contained in this Agreement unenforceable or invalid.

Section 5.6 Amendments; Waivers. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retrospectively or prospectively) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Custodian and the Trust or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law. The Trustees shall notify the Custodian of any change in the Trust Agreement prior to the effective date of any such change.

Section 5.7 Non-Assignability. This Agreement and the rights and obligations of the parties hereunder may not be assigned or delegated by either party without the prior written consent of the other party, and any purported assignment without such consent shall be void.

Section 5.8 Provisions of Law to Control. This Agreement shall be subject to the applicable provisions of the Investment Company Act and the rules and regulations of the Commission thereunder. To the extent that any provisions contained in this Agreement conflict with any applicable provisions of the Investment Company Act or such rules and regulations, the latter shall control.

Section 5.9 No Third Party Rights; Successors and Assigns. This Agreement is not intended and shall not be construed to create any rights in any person other than the Custodian and the Trust and their respective successors and assigns and no person, including any holders of the Securities, shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements contained in this Agreement by or on behalf of the Custodian and the Trust shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of the Trust and its successors and assigns.

Section 5.10 Counterparts. This Agreement may be executed, acknowledged and delivered in any number of counterparts, each of which shall be an original, but all of which shall constitute a single agreement, with the same effect as if the signatures on each such counterpart were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Custodian Agreement to be duly executed and delivered as of the first date set forth above.

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

[Signature Page to the Custodian Agreement]

2017 MANDATORY EXCHANGEABLE TRUST

By:
Donald J. Puglisi, as Managing Trustee

By:
William R. Latham, III, as Trustee

By:
James B. O’Neill, as Trustee

[Signature Page to the Custodian Agreement]